Exhibit 99.1
Bright Health Group Secures Financing to Support Operations Pending the Expected Close of California Medicare Advantage Business Sale
•Enters $60 million credit facility with NEA
•Announces entering permanent waiver of default on existing credit facility

MINNEAPOLIS – August 7, 2023 – Bright Health Group, Inc. (“Bright Health” or the “Company”) (NYSE: BHG), the technology enabled, value-driven healthcare company, today announced that it entered into a credit facility with an investment partnership of New Enterprise Associates (“NEA”) with $60 million of credit capacity on August 4, 2023. Bright Health is also announcing that it has entered into a permanent waiver of default on its existing credit facility, which expires in February 2024.

Mike Mikan, President and CEO of Bright Health, said, “We are excited to have the continued support of NEA, and all of our partners, as we continue to transform our business into one of the leading value-driven healthcare companies.”

The financing is expected to support the working capital needs of the company pending the closing of the California Medicare Advantage Business sale to Molina Healthcare, Inc.

In connection with the new credit facility, Bright Health also announced that it will issue penny warrants to purchase up to 1,656,789 shares of the Company’s common stock to the lenders under such new credit facility. The warrant issuance would typically require approval of shareholders, however Bright Health’s Audit Committee of the Board of Directors determined that delaying the debt financing transaction (which includes the issuance of warrants) until shareholder approval would jeopardize the financial viability of the Company. Therefore, the Audit Committee approved the Company’s omission to receive shareholder approval. Bright Health expects to formally notify stockholders as soon as practicable after the date hereof that it intends to issue penny warrants in connection with the funding of loans under the new credit facility without seeking their approval. The New York Stock Exchange (the “NYSE”) has approved the Company’s reliance on the exception provided under Section 312.05 of the NYSE’s Listed Company Manual.

Bright Health is scheduled to report Second Quarter 2023 earnings on August 9th and will provide details on quarterly and year-to-date performance on that date.

Moelis & Company LLC is serving as Bright Health’s financial advisor and Simpson Thacher & Bartlett LLP is serving as Bright Health’s legal advisor in connection with this process.

About Bright Health Group

Bright Health Group is a technology enabled, value-driven healthcare company that organizes and operates networks of affiliate care providers to be successful at managing population risk. We focus on serving aging and underserved consumers that have unmet clinical needs through our Fully Aligned Care Model in Florida, Texas and California, some of the largest markets in healthcare where 26% of the U.S. aging population call home. We believe everyone should have access to personal, affordable, and high-quality healthcare. Our mission is to Make healthcare right. Together. For more information, visit www.brighthealthgroup.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” “outlook,” “ensure,” and other similar expressions. These forward-looking statements include any statements regarding our plans and expectations with respect to Bright Health Group, Inc. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: our ability to continue as a going concern; our ability to comply with the terms of our credit facilities, including financial covenants, both during and after any applicable waiver period, and/or obtain any additional waivers of any terms of our credit facilities to the extent required; our ability to sell our Medicare Advantage business in California on acceptable terms, including our ability to receive the proceeds thereof in a manner that would alleviate our current financial position; the failure to satisfy or obtain a waiver of any closing condition in our agreement to sell our Medicare Advantage business in California to Molina (the “Purchase Agreement”); our ability to comply with the terms of the Purchase Agreement; whether the new credit facility will satisfy our working capital need pending the closing of our sale of our Medicare Advantage business in California; our ability to obtain any additional short or long term debt or equity financing needed to operate our business; our ability to quickly and efficiently wind down our IFP businesses and MA businesses outside of California, including by satisfying liabilities of those businesses when due and payable; potential disruptions to our business due to our corporate restructuring and resulting headcount reduction; our ability to accurately estimate and effectively manage the costs relating to changes in our businesses offerings and models; a delay or inability to withdraw regulated capital from our subsidiaries; a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our and our Care Partner’s abilities to obtain and accurately assess, code, and report risk adjustment factor scores; our ability to contract with care providers and arrange for the provision of quality care; our ability to accurately estimate our medical expenses, effectively manage our costs and claims liabilities or appropriately price our products and charge premiums; our ability to obtain claims information timely and accurately; the impact of the ongoing COVID-19 pandemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage the growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; our ability to comply with requirements to maintain effective internal controls; our ability to adapt to the new risks associated with our expansion into ACO Reach; and the other factors set forth under the heading “Risk Factors” in the Company’s reports on Form 10-K, Form 10-Q, and Form 8-K (including all amendments to those reports) and our other filings with the SEC. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

Investor Contact:
Stephen Hagan
IR@brighthealthgroup.com

Media Contact:
media@brighthealthgroup.com